Exhibit 99.1

     Aether Systems Completes Sale of Enterprise Mobility Solutions Division

    OWINGS MILLS, Md.--(BUSINESS WIRE)--Jan. 13, 2004--Aether Systems, Inc. (Nasdaq:AETH), today announced the closing of the sale of its Enterprise Mobility Solutions division to TeleCommunication Systems, Inc. (Nasdaq:TSYS).
    TeleCommunication Systems, Inc. (TCS) acquired the portion of Aether's business that focuses on wireless data solutions for large enterprise customers, including the Aether Systems Ltd. business in Europe. Aether continues to own and operate its Transportation and Mobile Government divisions. As previously announced, the purchase price was $19 million.
    The assets that TCS acquired include the Aether Fusion(TM) wireless development platform; the BlackBerry(TM) by Aether(R) product suite and customer base; Aether's 20/20 Delivery(TM) wireless logistics solution and customer base; and Aether's field service and financial services applications and associated customers. As part of the agreement, a total of 112 Aether employees have become TCS employees and continue to work from their current locations in Owings Mills, Md., the U.K., Spain, Sweden and the Netherlands.


    CONTACT: Aether Systems, Inc.
             Greg Abel, 443-394-5189
             gabel@aethersystems.com